Exhibit 10.2


                        SEPARATION AND RELEASE AGREEMENT


     This Separation Agreement (the "Agreement") is made as of the 31st day of March, 2009, between East Boston Savings Bank ("EBSB" or the "Bank) and Philip
F. Freehan ("Mr. Freehan").

     In consideration of the settlement of the dispute between the parties regarding the effect of the provisions of the employment agreement by and between EBSB and Mr Freehan dated December 29, 2003 (the "Employment Agreement") and the termination of Mr. Freehan's employment with EBSB on February 26, 2009 (the "Resignation/Retirement Date") and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Resignation. Effective as of the date of this Agreement, Mr. Freehan shall resign from all positions (including any position as a member of an executive committee, Director, Trustee, committee member or any officer designation) that he holds with EBSB, Meridian Interstate Bancorp, Inc. ("MIB"), Meridian Financial Services, Inc. ("MFS"), Meridian Charitable Foundation, Inc., Hampshire First Bank, Prospect, Inc., ESOP Funding Corp., or any other affiliate of EBSB, MIB or MFS. If requested by the Bank, Mr. Freehan shall sign a document which confirms such resignations.

     2. Settlement Payment and Post-Resignation Obligations. Within five (5) business days of Mr. Freehan's execution of this Agreement, the Bank shall pay Mr. Freehan a lump-sum gross payment of $53,234.47 (representing for his base salary in effect as of February 26, 2009 and for the period from February 27, 2009 to May 15, 2009). The Bank shall also pay Mr. Freehan the gross amount of $123,580 over six (6) months in equal amounts, with the first payment commencing June 15, 2009 and with such payments to be made in accordance with ordinary payroll practices. In consideration for these payments, Mr. Freehan shall abide by all of the post-termination obligations contained in the Employment Agreement, including but not limited to the obligations set forth in Section 7 (Confidential Information, Noncompetition and Cooperation) of the Employment Agreement, and such post-termination obligations shall remain in full force and effect following the Retirement/Resignation Date.

     3. Supplemental Executive Retirement Agreement. The Amended and Restated Supplemental Executive Retirement Agreement between Mr. Freehan and EBSB, dated as of January 1, 2007 (the "SERP"), remains in full force and effect. Mr. Freehan has elected to have the Bank pay the non-forfeitable percentage of his SERP benefits, in which he is 100% vested, in a lump sum payment pursuant to
Section 2(d) of the SERP, in an amount equal to $1,303,351 plus $21,470, which represents the amount of interest calculated at the Prime Rate as reported in The Wall Street Journal on February 26, 2009 for the period beginning on such date and ending August 30, 2009, subject to the provisions of Section 6 below, with the total lump sum payment in the amount of $1,324,821 to be made to Mr. Freehan on September 1, 2009. This payment would have been made to Mr. Freehan and/or his beneficiaries regardless of whether or not he executed this Agreement as it is owed to Mr. Freehan by the Bank under the SERP.

     4. Split Dollar and Bank Owned Life Insurance. The Split Dollar Agreement between Mr. Freehan and EBSB, dated December 29, 2003 (the "SDA") and the Bank Owned Life Insurance covering Mr. Freehan, remain in full force and effect, and it is represented and acknowledged by EBSB that the SDA and Bank Owned Life Insurance each provide a death benefit equal to $617,900 and $494,320, respectively, payable to Mr. Freehan's beneficiaries upon his death. The Bank agrees to maintain or cause to be maintained in effect, and to pay or cause to be paid the full amount of applicable premiums under, the SDA in effect for Mr. Freehan until Mr. Freehan's death and the Bank Owned Life Insurance in effect for Mr. Freehan and his spouse, respectively until, as to each, their respective deaths. These benefits would have been provided to Mr. Freehan, and payments made to his beneficiaries, regardless of whether or not he executed this Agreement as these are benefits owed to Mr. Freehan by the Bank.

     5. Death. In the event of Mr. Freehan's death before all payments are made to Mr. Freehan pursuant to this Agreement, all payments will be made to Mr. Freehan's beneficiaries, as he has identified, at the same time the payments would have been made if Mr. Freehan had not died.

     6. Taxation of Payments. EBSB shall undertake to make appropriate tax deductions, tax withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such tax deductions, tax withholdings and tax reports; provided, however, that no withholdings shall be made on account of
Section 409A of the Internal Revenue Code. Payments made under this Agreement shall be in amounts net of any such deductions or withholdings. Except to the extent otherwise specified, nothing in this Agreement shall be construed to require EBSB to make any payments to compensate Mr. Freehan for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

     7. Health Insurance and Other Benefits. EBSB shall provide Mr. Freehan with the right to continue group medical and dental insurance coverage after the Resignation/Retirement Date, at his own expense, under the law known as "COBRA." The terms for that opportunity will be set forth in a separate written notice. The Bank agrees to maintain or cause to be maintained in effect, and to pay or cause to be paid the full amount of applicable premiums under, the long term care policies currently in effect for Mr. Freehan and his spouse (UNUM Policy Nos. LAC716021 and LAC716145) respectively, until, as to each, their respective deaths. Mr. Freehan's eligibility to participate in any other employee benefit plans and programs of the Bank ceases on or after the Resignation/Retirement Date in accordance with applicable benefit plan or program terms.

     8. Mutual Release of Claims. In consideration for the settlement payments made under Paragraph 2 of this Agreement, Mr. Freehan voluntarily releases and forever discharges the Bank, its affiliated and related entities (including MIB, MFS, Meridian Charitable Foundation, Inc., Hampshire First Bank, Prospect, Inc. and ESOP Funding Corp.), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the "Releasees") generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown ("Claims") that, as of the date when he signs this Agreement,

Mr. Freehan has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

o relating to Mr. Freehan's employment by and termination of employment with the Bank and any of its affiliated and related entities;
o    of wrongful discharge;
o    of breach of contract;
o of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act);
o    under any other federal or state statute;
o    of defamation or other torts;
o    of violation of public policy;
o for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and o for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees;

provided, however, that notwithstanding the foregoing, this release does not include and will not preclude: (a) non-termination related claims under the Massachusetts Workers Compensation Act (M.G.L. c. 152) or any disability insurance policies; (b) rights and claims to vested benefits under the Bank's
Section 401(k) Plan, employee stock ownership plan and tax-qualified defined benefit pension plan; (c) rights and claims under the SDA and Bank Owned Life Insurance; (d) rights and claims under the long term care policies currently in effect for Mr. Freehan and his spouse (UNUM Policy Nos. LAC716021 and LAC716145); (e) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. ss. 1001 et seq.); (f) non-termination related rights and claims as a shareholder of Meridian Interstate Bancorp, Inc. and/or under the employee stock ownership plan; (g) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (h) rights and claims to defense and indemnification from the Bank and/or the Bank's insurers under the Bank's Bylaws, Directors & Officers Liability policy and/or under common law; and/or (i) claims, actions, or rights arising under or to enforce the terms of this Agreement.

     Mr. Freehan agrees that he shall not accept damages of any nature, other equitable or legal remedies for his own benefit, attorney's fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Bank to enter into this Agreement, Mr. Freehan represents that he has not assigned to any third party any Claim released by this Agreement.

     The Bank, its affiliated and related entities (including MIB, MFS, Meridian Charitable Foundation, Inc., Hampshire First Bank, Prospect, Inc. and ESOP Funding Corp.), its and their respective predecessors, successors and assigns ("Bank Releasees") voluntarily releases and forever discharges Mr. Freehan generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown that, as of the date when the Bank signs this

Agreement, the Bank Releasees have, ever had, now claims to have or ever claimed to have had against Mr. Freehan, provided, however, that this release shall not affect the rights of the Bank under this Agreement and the rights of the Bank to enforce all of the post-termination obligations under the Employment Agreement or to obtain damages for any breach of this Agreement by Mr. Freehan. The Bank represents and warrants that its Chairman and Chief Executive Officer has authority to sign this release of claims on behalf of the Bank Releasees.

     9. Return of Property. All documents, records, data, equipment and other physical property, whether or not pertaining to any confidential information, that have been or are in the future furnished to Mr. Freehan by the Bank or are produced by Mr. Freehan in connection with his employment or other engagement will be and remain the sole property of the Bank. Mr. Freehan shall return all such materials and property by the Resignation/Retirement Date.

     10. Mutual Nondisparagement. In consideration for the settlement payments made under Paragraph 2 of this Agreement, Mr. Freehan shall not make or cause to be made any derogatory or disparaging statement to anyone about EBSB or any of its affiliates, its or their products or services, its or their financial condition or proposals, or about any of the directors, officers or employees of EBSB or its affiliates. In consideration for Mr. Freehan's promises in this Agreement, EBSB shall not make or cause to be made any derogatory or disparaging statement to anyone about Mr. Freehan. The provisions of this section shall not be construed to affect the obligations of Mr. Freehan to testify truthfully as to facts, or provide a belief or opinion in good faith, in any legal proceeding or to provide truthful information as to facts, or provide a belief or opinion in good faith, in any government investigation. If either party believes, in good faith, that the other party has breached this provision, before taking any actions under or pursuant to this Agreement in response thereto, the alleged non-breaching party shall provide the alleged breaching party (and the alleged breaching party's counsel: if EBSB, Lawrence Spaccasi, Esq., and if Mr. Freehan, Barbara A. Robb, Esq.) at least five business days' written notice by courier (which notice shall state, to the extent known, who committed the alleged breach, when and where the alleged breach occurred, all facts and words constituting the alleged breaching statement, to whom the alleged breaching statement was made, and the course of action the alleged non-breaching party plans to take in response thereto) so that the alleged breaching party has an opportunity to seek injunctive relief from a court in the Commonwealth of Massachusetts.

     11. Assignment; Successors and Assigns, etc. The Bank may assign its rights under this Agreement in the event that it shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon Mr. Freehan and the Bank and each party's respective successors, executors, administrators, heirs and permitted assigns.

     12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     14.  Notices.  Except as  specifically  provided  in  Paragraph  10 (Mutual
Non-Disparagement) any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Mr. Freehan at the last address he has filed in writing with EBSB or, in the case of EBSB, at its main offices, attention of the CEO. Delivery by overnight courier service shall be effective on the first business day after mailing. Delivery by registered or certified mail shall be effective three days after mailing. Delivery in person shall be effective upon delivery.

     15. Amendment. This Agreement may be amended or modified only by a written instrument signed by Mr. Freehan and by a duly authorized representative of the Bank.

     16. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

     17.  Authority/Approval.   The  Bank  represents  and  warrants  that  this
Agreement has been approved by its Board of Directors.

     18. Full Resolution. Mr. Freehan and the Bank acknowledge that this Agreement resolves all matters concerning his employment, Employment Agreement, SERP and employment separation, including without limitation separation compensation.

     19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original. Such counterparts shall together constitute one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

                                     EAST BOSTON SAVINGS BANK


/s/ Mary Wade                        By: /s/ Richard J. Gavegnano
--------------------------------         --------------------------------------
WITNESS                               Richard J.Gavegnano
                                  Its:Chairman and Chief Executive Officer

 /s/ Barbara Lodovice                 /s/ Philip F. Freehan
--------------------------------      -----------------------------------------
WITNESS                               PHILIP F. FREEHAN